Schneider National, Inc. Reports Second Quarter 2018 Results
Portfolio of Services Drives Significant Year-over-Year Revenue and Earnings Growth

•	Operating Revenues of $1.2 billion, an increase of 15% compared to second quarter 2017

•	Revenues (excluding fuel surcharge) of $1.1 billion, an increase of 12% compared to second quarter 2017

•	Net Income of $65.8 million, an increase of 42% compared to second quarter 2017

•	Diluted Earnings Per Share of $0.37, compared to second quarter 2017 of $0.27
•Adjusted Diluted Earnings Per Share of $0.40, compared to second quarter 2017 of $0.23

•	Full year 2018 Adjusted Diluted Earnings Per Share updated guidance of $1.45 to $1.55

Green Bay, Wis. - (August 2, 2018) – Schneider National, Inc. (NYSE: SNDR, “Schneider” or the “Company”), a leading transportation and logistics services company, today announced results for the quarter and six months ended June 30, 2018.

“Our portfolio of service offerings consisting of asset, asset-light, and non-asset businesses delivered strong financial results for a couple of key reasons," noted Chris Lofgren, Chief Executive Officer of Schneider. “First, we provided our customers with a variety of valuable alternatives in a highly driver-constrained environment as evidenced by growth in our Intermodal and Logistics segments. Second, our Quest technology platform delivered enhanced margins through driver and asset productivity, in conjunction with yield management. Our Intermodal segment improved its operating ratio by over 750 basis points compared to the second quarter of 2017, and more than 250 basis points sequentially compared to the first quarter of 2018, due to the benefits of our 2017 chassis conversion, strong execution, market dynamics, and the complete integration of our Quest platform. We continue to work with our customers to ensure productivity in all aspects of their supply chains. The foreseeable limited supply of driver capacity puts productivity at a premium.”

Results of Operations (unaudited)

The following table sets forth, for the periods indicated, the Company’s results of operations:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except ratios and per share amounts)	2018	2017	2018	2017
Operating revenues	$1,236.3	$1,075.2	$2,375.3	$2,081.6
Revenues (excluding fuel surcharge)	$1,103.2	$982.6	$2,124.4	$1,898.8
Income from operations	$91.7	$79.0	$159.3	$122.5
Adjusted income from operations	$97.5	$67.7	$165.1	$112.5
Operating ratio	92.6%	92.7%	93.3%	94.1%
Adjusted operating ratio	91.2%	93.1%	92.2%	94.1%
Net income	$65.8	$46.5	$113.4	$69.1
Adjusted net income	$70.1	$39.7	$117.7	$63.1
Diluted earnings per share	$0.37	$0.27	$0.64	$0.42
Adjusted diluted earnings per share	$0.40	$0.23	$0.66	$0.38
Weighted average diluted shares outstanding	177.2	174.5	177.2	165.4

Results of Operations – Enterprise

Enterprise operating revenues for the second quarter of 2018 were $1,236.3 million, resulting in growth of $161.1 million, or 15%, compared to the same quarter in 2017. Revenues (excluding fuel surcharge) for the second quarter of 2018 were $1,103.2 million, growth of $120.6 million, or 12%, compared to the same quarter in 2017. The primary driver of the Company's revenue growth was a strong pricing and demand environment, driven by tight industry-wide capacity throughout the quarter.

Enterprise income from operations for the second quarter of 2018 was $91.7 million, an increase of $12.7 million, or 16%, compared to the same quarter in 2017, primarily driven by price, partially offset by higher driver capacity related costs. Adjusted income from operations for the second quarter of 2018 was $97.5 million, an increase of $29.8 million, or 44%, compared to the same quarter in 2017. In the second quarter of 2018, the Company recorded in its Other segment $5.8 million of expense related to a settlement of a lawsuit that challenged Washington state labor law compliance. This expense was removed to arrive at Enterprise adjusted income from operations.

Net income for the second quarter of 2018 was $65.8 million, or $0.37 on a weighted average diluted per share basis, an increase of $19.3 million, or 42%, compared to the same quarter in 2017. Adjusted net income for the second quarter of 2018 was $70.1 million, or $0.40 on a weighted average diluted per share basis, an increase of $30.4 million, or 77%, compared to the same quarter in 2017. The effective income tax rate was 25.5% in the second quarter of 2018, compared to 37.7% in the second quarter of 2017. The Company estimates its annual effective tax rate to be between 25.5% and 26.5%.

Results of Operations – Reportable Segments

Truckload

•	Revenues (excluding fuel surcharge): $568.7 million; growth of 5% compared to second quarter 2017

•	Income from operations: $62.3 million; an increase of 17% compared to second quarter 2017

Truckload revenues (excluding fuel surcharge) grew 5% in the second quarter of 2018 compared to the same quarter in 2017. Revenue per truck per week improved $239, or 7%, compared to the same quarter in 2017 and $167, or 5%, sequentially compared to the first quarter of 2018, primarily due to price, strong demand, and freight selection. Dedicated standard and for-hire standard revenue per truck per week grew 13% and 11%, respectively, compared to the second quarter of 2017.

Truckload income from operations increased 17% in the second quarter of 2018 compared to the same quarter in 2017, primarily due to price, partially offset by higher driver and purchased transportation costs, and lower gains on equipment sales. The average number of trucks decreased approximately 260 sequentially from the first quarter of 2018, due in part to restructuring of the Company's Dedicated account portfolio. The Company's First to Final Mile (FTFM) operating segment sequentially improved operating results to a loss of approximately $4 million in the second quarter of 2018, and remains on pace towards profitability. FTFM negatively impacted Truckload segment operating ratio by approximately 210 basis points in the second quarter of 2018.

Intermodal

•	Revenues (excluding fuel surcharge): $227.9 million; growth of 17% compared to second quarter 2017

•	Income from operations: $30.8 million; an increase of 175% compared to second quarter 2017

Intermodal revenues (excluding fuel surcharge) grew 17% in the second quarter of 2018 compared to the same quarter in 2017 due to a 7% growth in orders and a $183, or 10%, improvement in revenue per order. Tight industry-wide driver capacity resulted in conversion from over-the-road to intermodal. In addition, Intermodal effectively introduced nearly 1,500 new containers into its operations in the second quarter and sequentially improved container productivity compared to the first quarter of 2018.
Intermodal income from operations increased 175% in the second quarter of 2018 compared to the same quarter in 2017, due to volume growth, strong price, effective execution, and an improved cost position as a result of the 2017 conversion to owned chassis. Intermodal operating ratio was 86.5%, an improvement of over 750 basis points compared to the second quarter of 2017.

Logistics

•	Revenues (excluding fuel surcharge): $249.7 million; growth of 30% compared to second quarter 2017

•	Income from operations: $10.2 million; an increase of 57% compared to second quarter 2017

Logistics revenues (excluding fuel surcharge) grew 30% in the second quarter of 2018 compared to the same quarter in 2017, mainly due to brokerage volume growth of 19% and pricing. Brokerage was 79% of Logistics revenues (excluding fuel surcharge) for the second quarter of 2018 compared to 73% for the same quarter in 2017.

Logistics income from operations increased 57% in the second quarter of 2018 compared to the same quarter in 2017, due to volume growth in brokerage, and effective net revenue management, as evidenced by a 60 basis point sequential improvement in Logistics operating ratio.

Business Outlook

Lofgren commented, “Our disciplined approach to pricing and dynamic freight selection, based on market conditions, will remain critical to successfully navigate in the robust market we see ahead. Seeing no moderation to the supply-demand balance for the remainder of 2018, coupled with strong performance by our Intermodal and Logistics segments, we are increasing our full year 2018 adjusted diluted earnings per share guidance to $1.45 - $1.55. Our deployment of capital will be to the segments with the best return profiles given market conditions, recognizing the tight driver market. We will continue to be flexible and well positioned to invest in new opportunities in the more driver-friendly dedicated and intermodal businesses. Our 2018 net capital expenditures guidance remains at $325 million to $375 million.”
Non-GAAP Financial Measures

The Company has presented certain non-GAAP financial measures, including revenues (excluding fuel surcharge), adjusted income from operations, adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share. Management believes the use of non-GAAP measures assists investors in understanding the business, as further described below. The non-GAAP information provided is used by Company management and may not be comparable to similar measures disclosed by other companies. The non-GAAP measures used herein have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of results as reported under GAAP.

A reconciliation of net income per share to adjusted diluted earnings per share as projected for 2018 is not provided.  Schneider does not forecast net income per share as the Company cannot, without unreasonable effort, estimate or predict with certainty various components of net income. The components of net income that cannot be predicted include expenses for items that do not relate to core operating performance, such as costs related to potential future acquisitions, as well as the related tax impact of these items. Further, in the future, other items with similar characteristics to those currently included in adjusted net income, that have a similar impact on the comparability of periods, and which are not known at this time, may exist and impact adjusted net income.

About Schneider National, Inc.

Schneider National is a leading transportation and logistics services company providing a broad portfolio of premier truckload, intermodal and logistics solutions and operating one of the largest for-hire trucking fleets in North America. The Company believes it has developed a differentiated business model that is difficult to replicate due to its scale, breadth of complementary service offerings, and proprietary technology platform. Its highly flexible and balanced business combines asset-based truckload services with asset-light intermodal and non-asset logistics offerings, enabling the Company to serve customers’ diverse transportation needs. Since its founding in 1935, the Company believes it has become an iconic and trusted brand within the transportation industry by adhering to a culture of safety “first and always” and upholding its responsibility to associates, customers, and the communities that the Company serves.

Special Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements, within the meaning of the United States Private Securities Litigation Reform Act of 1995, which are intended to come within the safe harbor protection provided by such Act. These forward-looking statements reflect the Company's current expectations, beliefs, plans, or forecasts with respect to, among other things, future events and financial performance and trends in the business and industry. Forward-looking statements are often characterized by words or phrases such as “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “prospects,” “potential” and “forecast,” and other words, terms, and phrases of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks, and uncertainties. Readers are cautioned that a forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement.

Such risks and uncertainties include, among others, those discussed in Part I, Item 1A, "Risk Factors," of the Company's Annual Report on Form 10-K filed on February 27, 2018, as such may be amended or supplemented in Part II, Item 1A, "Risk Factors," of subsequently filed Quarterly Reports on Form 10-Q, as well as those discussed in the consolidated financial statements, related notes, and other information appearing elsewhere in the aforementioned reports and other filings with the SEC. In addition to any such risks, uncertainties, and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following:

•	Economic and business risks inherent in the truckload and transportation industry, including competitive pressures pertaining to pricing, capacity, and service;

•	The Company's ability to manage and implement effectively its growth and diversification strategies and cost saving initiatives;

•	The Company's dependence on its reputation and the Schneider brand and the potential for adverse publicity, damage to the Company reputation, and the loss of brand equity;

•	Risks related to demand for the Company's service offerings;

•	Risks associated with the loss of a significant customer or customers;

•	Capital investments that fail to match customer demand or for which the Company cannot obtain adequate funding;

•	Fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments, and the Company's ability to recover fuel costs through its fuel surcharge programs;

•	The Company's ability to attract and retain qualified drivers, including owner-operators;

•	The Company's use of owner-operators to provide a portion of its truck fleet;

•	The Company's dependence on railroads in the operation of its intermodal business;

•	Service instability from third-party capacity providers used by the logistics brokerage business;

•	Changes in the outsourcing practices of third-party logistics customers;

•	Difficulty in obtaining material, equipment, goods, and services from vendors and suppliers;

•	The Company's ability to recruit, develop, and retain key associates;

•	Labor relations;

•	Variability in insurance and claims expenses and the risks of insuring claims through the Company's captive insurance company;

•
The impact of laws and regulations that apply to the business, including those that relate to the environment, taxes, employees, owner-operators, and the captive insurance company; changes to those laws and regulations; and the increased costs of compliance with existing or future federal, state, and local regulations;

•	Political, economic, and other risks from cross-border operations and operations in multiple countries;

•	Risks associated with financial, credit, and equity markets, including the Company's ability to service indebtedness and fund capital expenditures and strategic initiatives;

•	Negative seasonal patterns generally experienced in the trucking industry during traditionally slower shipping periods and winter months;

•	Risks associated with severe weather and similar events;

•	Significant systems disruptions, including those caused by cybersecurity events;

•	The potential that the Company will not successfully identify, negotiate, consummate, or integrate acquisitions;

•	Exposure to claims and lawsuits in the ordinary course of business; and

•	The Company's ability to adapt to new technologies and new participants in the truckload and transportation industry.

The Company does not intend, and undertakes no obligation, to update any of its forward-looking statements after the date of this release to reflect actual results or future events or circumstances. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Contact:
Schneider National, Inc.
Pat Costello, SVP, Financial Planning and Analysis / Investor Relations
920-592-SNDR
investor@schneider.com

Source: Schneider SNDR

SCHNEIDER NATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
OPERATING REVENUES	$1,236.3	$1,075.2	$2,375.3	$2,081.6
OPERATING EXPENSES:
Purchased transportation	485.7	387.5	910.7	754.8
Salaries, wages, and benefits	314.7	304.9	626.0	602.6
Fuel and fuel taxes	88.2	71.2	172.9	144.4
Depreciation and amortization	71.9	68.6	143.6	136.5
Operating supplies and expenses	121.6	127.6	240.7	233.9
Insurance and related expenses	22.2	20.3	45.3	42.1
Other general expenses, net	40.3	16.1	76.8	44.8
Total operating expenses	1,144.6	996.2	2,216.0	1,959.1
INCOME FROM OPERATIONS	91.7	79.0	159.3	122.5
OTHER EXPENSES (INCOME):
Interest expense—net	3.9	4.6	7.4	10.1
Other expenses (income)—net	(0.5)	(0.2)	(0.9)	(0.1)
Total other expenses	3.4	4.4	6.5	10.0
INCOME BEFORE INCOME TAXES	88.3	74.6	152.8	112.5
PROVISION FOR INCOME TAXES	22.5	28.1	39.4	43.4
NET INCOME	$65.8	$46.5	$113.4	$69.1

Weighted average common shares outstanding	177.0	174.4	177.0	165.4
Basic earnings per share	$0.37	$0.27	$0.64	$0.42
Weighted average diluted shares outstanding	177.2	174.5	177.2	165.4
Diluted earnings per share	$0.37	$0.27	$0.64	$0.42
Dividends per share of common stock	$0.06	$0.05	$0.12	$0.10

SCHNEIDER NATIONAL, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions, except share data)

	June 30, 2018	December 31, 2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$333.7	$238.5
Marketable securities	39.2	41.6
Trade accounts receivable—net of allowance of $7.0 and $5.2, respectively	568.0	527.9
Other receivables	19.6	22.4
Current portion of lease receivables—net of allowance of $0.7 and $1.7, respectively	122.1	104.9
Inventories	70.3	83.1
Prepaid expenses and other current assets	108.5	75.6
Total current assets	1,261.4	1,094.0
NONCURRENT ASSETS:
Property and equipment:
Transportation equipment	2,803.9	2,770.1
Land, buildings, and improvements	174.4	183.8
Other property and equipment	159.1	175.7
Total property and equipment	3,137.4	3,129.6
Accumulated depreciation	1,275.8	1,271.5
Net property and equipment	1,861.6	1,858.1
Lease receivables	129.2	138.9
Capitalized software and other noncurrent assets	76.6	74.7
Goodwill	164.6	164.8
Total noncurrent assets	2,232.0	2,236.5
TOTAL	$3,493.4	$3,330.5
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$289.2	$230.4
Accrued salaries and wages	75.4	85.8
Claims accruals - current	62.5	48.3
Current maturities of debt and capital lease obligations	9.5	19.1
Dividends payable	10.7	8.8
Other current liabilities	76.3	69.6
Total current liabilities	523.6	462.0
NONCURRENT LIABILITIES:
Long-term debt and capital lease obligations	415.2	420.6
Claims accruals - noncurrent	97.8	102.5
Deferred income taxes	416.7	386.6
Other	47.6	68.6
Total noncurrent liabilities	977.3	978.3
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
Class A common shares, no par value, 250,000,000 shares authorized, 83,029,500 shares issued and outstanding	—	—
Class B common shares, no par value, 750,000,000 shares authorized, 94,586,654 shares issued, and 93,966,180 shares outstanding	—	—
Additional paid-in capital	1,537.6	1,534.6
Retained earnings	455.1	355.6
Accumulated other comprehensive income	(0.2)	—
Total shareholders' equity	1,992.5	1,890.2
TOTAL	$3,493.4	$3,330.5

SCHNEIDER NATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Six Months Ended June 30,
	2018	2017
OPERATING ACTIVITIES:
Net income	$113.4	$69.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	143.6	136.5
Gains on sales of property and equipment	(1.7)	(6.1)
Deferred income taxes	27.7	36.3
WSL contingent consideration adjustment	—	(12.9)
Long-term incentive compensation expense	10.4	11.1
Other noncash items	(3.2)	(0.3)
Changes in operating assets and liabilities:
Receivables	(37.3)	15.0
Other assets	(17.9)	(11.8)
Payables	36.9	2.0
Other liabilities	(16.9)	(12.2)
Net cash provided by operating activities	255.0	226.7
INVESTING ACTIVITIES:
Purchases of transportation equipment	(143.1)	(163.0)
Purchases of other property and equipment	(14.4)	(18.3)
Proceeds from sale of property and equipment	47.6	34.6
Proceeds from lease receipts and sale of off-lease inventory	36.8	29.9
Purchases of lease equipment	(34.7)	(52.0)
Sales of marketable securities	1.9	7.2
Net cash used in investing activities	(105.9)	(161.6)
FINANCING ACTIVITIES:
Payments under revolving credit agreements	—	(135.0)
Payments of debt and capital lease obligations	(15.1)	(114.8)
Payments of deferred consideration related to acquisition	(19.3)	(19.4)
Proceeds from IPO, net of issuance costs	—	341.1
Dividends paid	(19.5)	(7.8)
Redemptions of redeemable common shares	—	(0.1)
Net cash (used in) provided by financing activities	(53.9)	64.0
NET INCREASE IN CASH AND CASH EQUIVALENTS	$95.2	$129.1
CASH AND CASH EQUIVALENTS:
Beginning of period	$238.5	$130.8
End of period	$333.7	$259.9
ADDITIONAL CASH FLOW INFORMATION:
Noncash investing and financing activity:
Equipment purchases in accounts payable	$31.5	$49.4
Dividends declared but not yet paid	$10.7	$8.8
Investment in Platform Science, Inc.	$2.5	$—
Costs in accounts payable related to our IPO	$—	$0.4
Cash paid (refunded) during the period for:
Interest	$7.8	$11.1
Income taxes—net of refunds	$19.7	$(13.5)

Schneider National, Inc.
Revenues and Income from Operations by Segment
(unaudited)

Revenues by Segment

(in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Truckload	$568.7	$543.0	$1,120.0	$1,065.1
Intermodal	227.9	194.3	428.9	375.4
Logistics	249.7	191.7	470.5	375.6
Other	82.7	78.9	157.3	129.2
Fuel surcharge	133.1	92.6	250.9	182.8
Inter-segment eliminations	(25.8)	(25.3)	(52.3)	(46.5)
Operating revenues	$1,236.3	$1,075.2	$2,375.3	$2,081.6

Income from Operations by Segment

(in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Truckload	$62.3	$53.3	$109.7	$91.8
Intermodal	30.8	11.2	52.6	17.8
Logistics	10.2	6.5	17.9	11.7
Other	(11.6)	8.0	(20.9)	1.2
Income from operations	$91.7	$79.0	$159.3	$122.5

Schneider National, Inc.
Key Performance Indicators by Segment
(unaudited)

Truckload	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Dedicated standard
Revenues (excluding fuel surcharge) (1)	$80.0	$71.6	$156.5	$143.3
Average trucks (2) (3)	1,597	1,615	1,613	1,635
Revenue per truck per week (4)	$3,897	$3,448	$3,790	$3,423
Dedicated specialty
Revenues (excluding fuel surcharge) (1)	$99.4	$104.6	$204.7	$200.6
Average trucks (2) (3)	2,267	2,228	2,333	2,178
Revenue per truck per week (4)	$3,409	$3,649	$3,427	$3,598
For-hire standard
Revenues (excluding fuel surcharge) (1)	$303.9	$285.8	$594.9	$563.8
Average trucks (2) (3)	6,034	6,287	6,090	6,332
Revenue per truck per week (4)	$3,917	$3,535	$3,816	$3,478
For-hire specialty
Revenues (excluding fuel surcharge) (1)	$85.4	$81.0	$163.9	$157.4
Average trucks (2) (3)	1,599	1,574	1,590	1,619
Revenue per truck per week (4)	$4,154	$4,003	$4,028	$3,799
Total Truckload
Revenues (excluding fuel surcharge) (1)	$568.7	$543.0	$1,120.0	$1,065.1
Average trucks (2) (3)	11,496	11,704	11,626	11,764
Revenue per truck per week (4)	$3,847	$3,608	$3,763	$3,537
Average company trucks (3)	8,789	8,980	8,911	9,016
Average owner-operator trucks (3)	2,707	2,724	2,715	2,748
Trailers	38,089	37,790	38,089	37,790
Operating ratio (5)	89.1%	90.2%	90.2%	91.4%

(1) Revenues (excluding fuel surcharge) in millions
(2) Includes company trucks and owner-operator trucks

(3)	Calculated based on beginning and ending month counts and represents the average number of trucks available to haul freight over the specified time frame

(4)	Calculated excluding fuel surcharge, consistent with how revenue is reported internally for segment purposes, using weighted workdays
(5) Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge)

Intermodal	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Orders	111,700	104,532	213,078	200,622
Containers	19,484	17,577	19,484	17,577
Trucks (1)	1,371	1,231	1,371	1,231
Revenue per order (2)	$2,041	$1,858	$2,013	$1,871
Operating ratio (3)	86.5%	94.2%	87.7%	95.2%

(1)Includes company trucks and owner-operator trucks at the end of the period
(2)Calculated excluding fuel surcharge, consistent with how revenue is reported internally for segment purposes
(3)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge)

Logistics	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Operating ratio (1)	95.9%	96.6%	96.2%	96.9%

(1)	Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge)

Schneider National, Inc.
Reconciliation of Non - GAAP Financial Measures
(unaudited)
In this earnings release, the Company presents the following non-GAAP financial measures: (1) revenues (excluding fuel surcharge), (2) adjusted income from operations, (3) adjusted operating ratio, (4) adjusted net income, and (5) adjusted diluted earnings per share. The Company also provides below reconciliations of these measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. Management believes the use of each of these non-GAAP measures assists investors in understanding our business by (a) removing the impact of items from our operating results that, in our opinion, do not reflect our core operating performance, (b) providing investors with the same information our management uses internally to assess our core operating performance and (c) presenting comparable financial results between periods. Adjustments to arrive at non-GAAP measures are made at the enterprise level, with the exception of fuel surcharge revenues, which are not included in segment revenues.

In the case of revenues (excluding fuel surcharge), the Company believes the measure is useful to investors because it isolates volume, price, and cost changes directly related to industry demand and the way the Company operates its business from the external factor of fluctuating fuel prices and the programs in place to manage fuel price fluctuations. Fuel-related costs and their impact on our industry are important to our results of operations, but they are often independent of other, more relevant factors affecting our results of operations and our industry.

Although the Company believes these non-GAAP measures are useful to investors, they have limitations as analytical tools and may not be comparable to similar measures disclosed by other companies. You should not consider the non-GAAP measures in this release in isolation or as substitutes for, or alternatives to, analysis of our results as reported under GAAP. The exclusion of unusual or non-recurring items or other adjustments reflected in the non-GAAP measures should not be construed as an inference that our future results will not be affected by unusual or non-recurring items or by other items similar to such adjustments. Our management compensates for these limitations by relying primarily on our GAAP results in addition to using the non-GAAP measures.

Revenues (excluding fuel surcharge)

(in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Operating revenues	$1,236.3	$1,075.2	$2,375.3	$2,081.6
Less: Fuel surcharge revenues	133.1	92.6	250.9	182.8
Revenues (excluding fuel surcharge)	$1,103.2	$982.6	$2,124.4	$1,898.8

Adjusted income from operations

(in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Income from operations	$91.7	$79.0	$159.3	$122.5
Duplicate chassis costs (1)	—	1.6	—	2.9
WSL contingent consideration adjustment (2)	—	(12.9)	—	(12.9)
Litigation (3)	5.8	—	5.8	—
Adjusted income from operations	$97.5	$67.7	$165.1	$112.5

(1) As of December 31, 2017, the Company completed its migration to an owned chassis model, which required the replacement of rental chassis with owned chassis. Accordingly, the Company adjusted its income from operations for rental costs related to idle chassis as rented units were replaced.
(2) In the second quarter of 2017, the Company recorded a $12.9 million fair value adjustment to the contingent consideration related to the acquisition of WSL.
(3) Costs associated with the settlement of a lawsuit that challenged Washington State labor law compliance.

Adjusted operating ratio

(in millions, except ratios)	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Total operating expenses	$1,144.6	$996.2	$2,216.0	$1,959.1
Divide by: Operating revenues	1,236.3	1,075.2	2,375.3	2,081.6
Operating ratio	92.6%	92.7%	93.3%	94.1%

Operating revenues	$1,236.3	$1,075.2	$2,375.3	$2,081.6
Less: Fuel surcharge revenues	133.1	92.6	250.9	182.8
Revenues (excluding fuel surcharge)	$1,103.2	$982.6	$2,124.4	$1,898.8

Total operating expenses	$1,144.6	$996.2	$2,216.0	$1,959.1

Adjusted for:
Fuel surcharge revenues	(133.1)	(92.6)	(250.9)	(182.8)
Duplicate chassis costs	—	(1.6)	—	(2.9)
WSL contingent consideration adjustment	—	12.9	—	12.9
Litigation	(5.8)	—	(5.8)	—
Adjusted total operating expenses	$1,005.7	$914.9	$1,959.3	$1,786.3

Adjusted operating ratio	91.2%	93.1%	92.2%	94.1%

Adjusted net income

(in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income	$65.8	$46.5	$113.4	$69.1
Duplicate chassis costs	—	1.6	—	2.9
WSL contingent consideration adjustment	—	(12.9)	—	(12.9)
Litigation	5.8	—	5.8	—
Income tax effect of non-GAAP adjustments	(1.5)	4.5	(1.5)	4.0
Adjusted net income	$70.1	$39.7	$117.7	$63.1

Adjusted diluted earnings per share (1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Diluted earnings per share	$0.37	$0.27	$0.64	$0.42
Non-GAAP adjustments, tax effected	0.02	(0.04)	0.02	(0.04)
Adjusted diluted earnings per share	$0.40	$0.23	$0.66	$0.38

(1) Table may not sum due to rounding.